Exhibit 9

                          SUBSCRIPTION AGREEMENT



Alamo Growth Fund, Inc.
1777 N.E. Loop 410, Suite 1512
San Antonio, TX  78217-5290

Gentlemen:

          The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.01 par value of Alamo Growth Fund, Inc., and agrees to pay to said corporation the sum of $100,000 in cash for such stock.

          It is understood that upon acceptance by Alamo Growth Fund, Inc. and payment of the above-described consideration, the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and non-assessable.

          The undersigned agrees that the shares are being purchased for invest-ment with no present intention of reselling or redeeming said shares.

          Dated and effective as of this 26 day of December 1996.

                                   PERFORMANCE PLAN, LTD.
                                   Performance Automotive Group, Inc.,
                                     General Partner


                                   By:
                                        Michael J. Avellar, Vice President



          The foregoing subscription is hereby accepted. Dated and effective as of this 26 day of December 1996.

                                   ALAMO GROWTH FUND, INC.


                                   By:
                                        Jack E. Guenther, Jr., President